EXHIBIT 6.1

                                 AGREEMENT No. 4
                                     between
              THE PUBLIC RESEARCH INSTITUTE at SAN FRANCISCO STATE
                                   UNIVERSITY,
              THE SAN FRANCISCO STATE UNIVERSITY FOUNDATION, INC.,
                                       and
                                 VALUESTAR, INC.


1. PARTIES TO THIS AGREEMENT

The Public Research  Institute (PRI) is a unit of San Francisco State University
(SFSU). Its mission is to provide applied social research, consultation, and training to Bay Area and Northern California community groups, non-profit organizations, government agencies, and private businesses; and to provide San Francisco State students with advanced training and practical experience in research methods and analysis.

The  San  Francisco  State  University   Foundation  (the  Foundation)  provides
personnel, payroll, legal, contractual, financial, and accounting services for PRI.

ValueStar, Inc. (VS) is an employee owned private company committed to consumer education and protection in the service industry. Its mission is to collect and disseminate reliable information on business performance and customer satisfaction and to raise the overall level of service business quality in the Bay Area.

II. CONDITIONS AND TERMS

PRI will conduct customer satisfaction surveys for VS, monitor the work of other survey providers, and provide other research and consulting services to VS, under the conditions and financial terms set forth below. For purposes of this agreement, a "survey" is defined as a series of up to 100 telephone interviews with a service firm's customers conducted by PRI staff using a standardized or customized VS questionnaire. The exact number of completed interviews that constitutes a successful survey will vary depending on the target quota (not to exceed 100) established by VS for each service firm.

A.       VS AGREES:

1. To hold PRI, and SFSU, and the Foundation harmless from any financial claims or legal disputes resulting from or associated with VS's third-party contracts and agreements with service companies applying for the Consumer ValueStar rating. Further, PRI, SFSU, and the Foundation will not be held legally or financially liable for any disputes arising from any rating provided. Further, VS holds PRI, SFSU, and the Foundation harmless for disputes arising from reasonable performance of surveys conducted under this agreement.

2. To allow PRI the option of declining to conduct surveys in those cases judged by PRI to be inconsistent with the institutional and educational mission of PRI and SFSU.

3. To refrain from making any use of PRI's, SFSU's, or the Foundation's institutional name or logo in VS advertising and media presentations without prior approval of appropriate officers of PRI, SFSU, or the Foundation. If PRI is not the exclusive provider of customer satisfaction surveys, PRI will not be represented by VS as the exclusive provider of such services but only as one provider among others.

5. To provide PRI with standardized sample lists of firm customers in electronic form in a format compatible with PRI's software. The cost to PRI for processing non-standard lists will be billed in addition to any other charge.

6. To specify a minimum quota of completed interviews required for each survey to meet VS's standards of statistical reliability.

7. To provide PRI once a week with a projection of the number of surveys likely to be requested in the following week.

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8. To pay by the 15th  business day of each month for all ratings and other work performed during the previous calendar month. Checks will be made payable to the San Francisco State University Foundation/PRI and sent to the San Francisco State University Foundation, 1640 Holloway Avenue, San Francisco, CA 94132. The Foundation will send a detailed invoice for each month to VS on the 5th business day of the following month.

9. To provide a minimum of forty (40) customer-rating surveys per month to be carried out by PRI. With advance notice to VS, PRI may at its option reduce the number of surveys it accepts.

B.       PRI AGREES:

1. To ensure that all customer ratings are performed with professional care and scientific integrity and in a manner that prevents data contamination or violations of respondent confidentiality.

2. To provide completed surveys to VS, subject to PRI's capacity to meet VS's needs; and to make reasonable efforts to provide that capacity.

3. To provide completed rating reports to VS within 12 working days of receipt of sample lists for up to 36 surveys per month; within 14 working days for 37-45 surveys per month; and within 16 working days for 46-60 surveys per month, unless the parties agree to a different completion date for a given survey. VS understands that smoothing the flow of work is an important cost factor for PRI and will endeavor to smooth it. PRI may at its option delay the start of new surveys so that no more than three surveys start the 12-day completion period on each successive working day and/or no more than 13 in a given week. PRI will notify VS promptly if it implements this delay. In this event, VS may specify the order in which PRI works on the new surveys. To start the 12-day completion period, survey sample lists musts be ready to process, requiring no further cleaning or correction.

4. That all information provided by PRI and gathered for VS in performance of this agreement is the property of VS.

5. To allow VS to represent to service providers and consumers that PRI is conducting the telephone surveys and is preparing the subsequent data for VS, subject to the provisions of section II.A.3 above.

6. To refrain from divulging any information about VS's methodology or data to another consumer rating company and from engaging in a similar consumer rating product in the service industry. This restriction does not preclude PRI from conducting market survey research for individual firms or for clients engaged in other types of products. This provision endures for two years after the expiration of this agreement.

7. To meet in person with VS staff as necessary to discuss the working relationship between VS and PRI.

8.  To monitor the work of VS's other survey providers:

(a) PRI will conduct orientation and training sessions with VS's other survey providers. These will focus on the maintenance of high standards for ValueStar survey work. Once supervisors and teleresearchers for a provider have received PRI's orientation and training, providers are responsible for training their staff. Renewing orientation and hearing feedback from teleresearchers and supervisors will be arranged from time to time during PRI's site visits.

(b) PRI will conduct a listen-in session for each teleresearcher employed by another provider at least once a week, when surveys are being conducted, with a written evaluation of the teleresearcher faxed to the shift supervisor and a verbal follow-up with the supervisor. PRI will identify and follow up on potential problems, including thorough communication with ValueStar and with the provider.

(c) PRI will conduct site visits at least monthly and may participate in the training of new teleresearchers, including practice interviewing.

9. To provide a monthly written report to ValueStar on the work of other providers. The report will review PRI's monitoring and auditing work and report any problems found and their resolution.



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10. To audit the  reports on  customer  surveys  produced  by VS's other  survey providers.

III. PRICES

The prices listed in Exhibit A may be renegotiated by either VS or PRI upon written proposal of a new price schedule on January 1 or July 1 of each year. If the parties fail to agree on the price schedule within 60 days, either party may terminate this agreement with 30 days' written notice.

IV.  TERMS OF THIS AGREEMENT

The terms and conditions of this agreement commence on January 1, 1997, and shall be in force for a period of three years from that date.

The terms of this agreement shall be limited to the jurisdiction for the courts of the City and County of San Francisco and the State of California, and the jurisdiction over any dispute arising as a result of the terms of this agreement is limited to the courts of said state.

Either party may, for cause, after a 30-day period to redress cause, terminate this agreement with an additional 30-day written notice.

V. AGREEMENT BY AUTHORIZED SIGNERS

The undersigned of PRI, the Foundation, and VS agree to the terms and conditions of this agreement.

/s RUFUS P. BROWNING
Rufus P. Browning, Director                                 Date April 17, 1997
Public Research Institute

/s/WILLIAM F. CLARK
William F. Clark, Interim Director for Grants & Contracts   Date April 28, 1997
San Francisco State University Foundation, Inc.

/s/ JIM STEIN
Jim Stein, President and Managing Director                  Date April 30, 1997
ValueStar, Inc.

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